Exhibit 1.03

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Completion of Purchases of Convertible Notes From Multiple Note
Holders Below Par Value

Closings Represent Further Progress on CDC Corporation’s Ongoing Negotiations with its
Convertible Note Holders For Its Outstanding 3.75 Percent Senior Exchangeable Convertible Notes

HONG KONG, ATLANTA, January 2, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that, on December 31, 2008, an affiliate of the Company completed closings with multiple holders of the Company’s outstanding 3.75 percent Senior Exchangeable Convertible Notes Due 2011 (Notes) to purchase such holders’ entire holdings at less than par value.

These closings follow the previously announced agreement last week with certain holders to purchase their entire holdings at less than par value. CDC Corporation intends to continue to pursue, active discussions, both directly and through its affiliates and third-parties, about possible early purchases or redemptions of outstanding Notes with the remaining Note holders.

CDC Corporation’s closing of agreements with certain note holders at a price below par value is consistent with Company management’s current SFAS 157 valuation estimate and the results of a previously reported valuation by a third party independent consultant, which valued the Notes at approximately $0.76 per $1.00 of original principal (par) value.

“We are very pleased with the ongoing progress that we are making to reduce debt by closing agreements with certain note holders for the purchase of their holdings at a price below par value,” said Peter Yip, CEO of CDC Corporation. “By leveraging our cash on hand for the negotiated purchases, we feel this strategy will not only help to decrease our debt, but also help further strengthen our financial condition and prospects. We also feel these negotiated purchases of Notes below par value are fair for both parties in light of current overall economic conditions. We expect to continue to make progress and come to amicable settlements on the fair value of the remaining portion of our Notes.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations of continued discussions or any agreement with one or more of our Note holders to buy their Notes, the valuation of the Notes and the accuracy thereof, the impact of the Notes and the valuation thereof on our financial statements, and other potential Note modifications or other options, statements regarding the measurement of fair value of the Notes at November 10, 2008 and other forward-looking statements we may make. There is no assurance that the fair value measurement of the Notes at December 31, 2008 will not be higher or lower than that stated in this press release. Further, there is no assurance as to the impact of any adjustment to the carrying amount of the Notes on the Company’s consolidated financial statements for the fourth quarter or full-year 2008 or periods subsequent thereto. No prediction as to the Company’s performance of its obligations under the Notes is implied by any of the statements regarding fair value of the Notes in this release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are no assurances these discussions will result in a definitive agreement with any of the Note holders, individually or collectively. No prediction is made as to any other impact, if any, on the assets and liabilities reported in the Company’s financial statements for the year ending December 31, 2008, from applying the guidance of FASB 157. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.